                       QUOTA SHARE REINSURANCE AGREEMENT

        THIS QUOTA SHARE REINSURANCE AGREEMENT (this "Agreement"), made and entered into as of November 30, 2000 by and between TRANSNATIONAL INSURANCE COMPANY, a Connecticut property-casualty insurance company (the "Company"), and PXRE REINSURANCE COMPANY, a Connecticut reinsurance company (the "Reinsurer").


                                   WITNESSETH

        WHEREAS the Company has adopted a plan of complete liquidation pursuant to which Reinsurer will assume all of the outstanding insurance policies of the Company and receive distributions of all of the assets and other liabilities of the Company, such that the Company shall retain only the minimum capital surplus needed to maintain its charter, insurance licenses and surplus lines authorizations, in a tax-free liquidation pursuant to Section 332 of the Internal Revenue Code;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                BUSINESS COVERED

        The Reinsurer accepts and assumes the Policy Liabilities (as defined below) subject to any and all defenses, offsets and counterclaims to which the Company would be entitled with respect to such Policy Liabilities, it being expressly understood and agreed by the parties hereto that no defenses, offsets or counterclaims are waived by the execution of this Agreement or consummation of the transactions contemplated hereunder and that as of the Effective Date, the Reinsurer shall be fully subrogated to all such defenses, offsets and counterclaims.

                                   ARTICLE 2

                                     COVER

        With respect to any and all agreements or policies of insurance or indemnity, or agreements or treaties of reinsurance to which the Company is a party, including, without limitation, all binders, certificates, quotes, declarations, surety bonds, performance bonds, or otherbonds (each an "Insurance Policy" and, collectively, the "Insurance Policies"), the Company hereby cedes, and the Reinsurer hereby accepts as quota share reinsurance, one hundred percent (100%) of the amount of Policy Liabilities.

                                   ARTICLE 3

                          COMMENCEMENT AND TERMINATION

        This Agreement shall become effective as of 12:01 A.M. Eastern Standard Time on the date hereof (the "Effective Date"), and shall remain in full force and effect until all obligations of the parties under this Agreement have been fully discharged.

                                    ARTICLE 4

                               POLICY LIABILITIES

        The term "Policy Liabilities" shall mean all gross liabilities and obligations of the Company based upon or arising out of the Insurance Policies (excluding liabilities and obligations paid or otherwise discharged prior to the Effective Date) before deduction for all applicable cessions under the Company's ceded reinsurance programs and, in addition, shall include (i) all premium taxes and retaliatory taxes attributable to the Insurance Policies and (ii) losses, liabilities, costs and expenses (A) arising out of the Company's participation in assigned risk plans, guaranty funds or governmentally mandated programs or associations of any kind which are predicated in any way on the business reinsured hereunder or the premium volume generated by the Insurance Policies, regardless of when the losses, liabilities, costs or expenses are incurred, any premium, loss or charge is assessed, or any policy under any such plan, program or association is written, (B) arising out of the handling of any claim under any Insurance Policy, including, but not limited to, liability arising out of alleged or actual bad faith or negligence in rejecting a settlement within any policy limits, in the duty to defend, in the preparation of the defense, in the trial of any action against any policyholder or in the preparation or prosecution of an appeal consequent upon such action and (C) arising out of claims of reinsurers relating to the Insurance Policies, whether for additional premiums or otherwise.

                                   ARTICLE 5

                              ORIGINAL CONDITIONS

        All reinsurance under this Agreement shall be subject to the same terms, rates, conditions and waivers, and to the same modifications, alterations and cancellations as the respective Insurance Policies (except that in the event of the insolvency of the Company the provisions of Article 12 of this Agreement shall apply). The Reinsurer accepts and assumes the Policy Liabilities subject to any and all defenses, offsets and counterclaims to which the Company would be entitled with respect to such Policy Liabilities, it being expressly understood and agreed by the parties hereto that no defenses, offsets or counterclaims are waived by the execution of this Agreement or consummation of the transactions contemplated hereunder and that as of the Effective Date, the Reinsurer shall be fully subrogated to all such defenses, offsets and counterclaims.

                                   ARTICLE 6

                  ADMINISTRATION, LOSSES AND LOSS SETTLEMENTS

        As of the Effective Date, the Company hereby assigns and the Reinsurer hereby assumes sole responsibility for the payment of all losses and loss adjustment expenses assumed herein under the Insurance Policies and the administration and servicing of all aspects of the Insurance Policies, including, but not limited to, the defense, adjustment, settlement and payment of all claims arising under the Insurance Policies and the recovery of salvage and subrogation for any losses incurred under the Insurance Policies. In addition, the Reinsurer is hereby authorized to take such further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement. The Reinsurer shall be entitled to the full benefit of all salvage or subrogation recoveries. The Reinsurer shall bear all the expenses in connection with the administration and servicing of the Insurance Policies incurred on or after the Effective Date. The Reinsurer shall be permitted to delegate such administrative duties and obligations but shall remain solely responsible for the performance of such duties and obligations. If the Company determines in its reasonable judgment that the manner of the performance of payment, administrative or servicing responsibilities by the Reinsurer, or any party to which such responsibilities may have been delegated, could be materially detrimental to the Company or its business with respect to one or more of the Insurance Policies, the Company may elect to resume sole responsibility for payment, administration and servicing with respect to such Insurance Policies; provided, however, that if the Company so resumes responsibility, the Company may not settle any claim in excess of $25,000 without the Reinsurer's prior written consent, which consent shall not be unreasonably withheld or delayed.

        After the Effective Date, the Company shall within 30 days following the Company's receipt of notice of the commencement of any claim, lawsuit or action, or within such shorter period as may be necessary to enable the Reinsurer to respond timely thereto (provided the Company receives such timely notice itself), give timely notice to the Reinsurer of any claims, lawsuits or actions made or brought against the Company and arising under or in connection with the Insurance Policies and shall furnish to the Reinsurer copies of any summons and complaint in connection therewith. The Reinsurer shall assume the defense of the Company. The Reinsurer shall keep the Company informed of the progress of all litigation handled by the Reinsurer in which the Company is a named party.

        The Reinsurer shall indemnify the Company against, and hold it harmless from, all costs, expenses, and reasonable attorneys' fees incurred in connection with the Reinsurer's administration and servicing of the Insurance Policies, including, but not limited to, punitive or exemplary damages or any damages, settlements, judgments or awards of any kind whatsoever arising out of the Reinsurer's handling of claims under the Insurance Policies or any other acts, errors, or omissions pursuant to the terms of this Agreement. In the event that the Company shall be required to pay any losses or loss adjustment expenses, or any such costs, expenses or fees, the Reinsurer will reimburse the Company promptly upon demand, but in no event later than five days following such demand.

                                   ARTICLE 7

                      ASSIGNMENT OF REINSURANCE AGREEMENTS

         As of the Effective Date, the Company shall assign, transfer and convey, and the Reinsurer shall be bound by and assume, any and all rights and obligations of the Company under any reinsurance agreement under which the Company is the cedent to the extent that such reinsurance agreement relates to the Insurance Policies ("Retrocession Agreement"), including amounts held by or which may become due from reinsurers for losses or loss adjustment expenses on the Insurance Policies; provided, however, that the foregoing assignment shall be null and void immediately upon the filing of any petition or initiation of any proceeding for the supervision, rehabilitation, conservation, or liquidation of the Reinsurer or other proceedings for the protection of the Reinsurer's creditors, which petition or proceedings shall have resulted in a finding by a court or insurance regulator of competent jurisdiction of the insolvency of the Reinsurer.

         The Company shall, if reasonably requested by the Reinsurer, aid the Reinsurer, at the Reinsurer's expense, in collection of all amounts due in respect of the Policy Liabilities from reinsurers. The collectibility of such reinsurance shall be the ultimate responsibility of the Reinsurer and shall be at the risk and for the account of the Reinsurer in the event such reinsurance is not collected.

                                   ARTICLE 8

                            PREMIUMS; CONSIDERATION

         The Reinsurer shall be entitled to 100% of all premiums and other consideration received after the Effective Date by the Company or the Reinsurer with respect to the Insurance Policies. The Company shall promptly remit and hereby assigns to the Reinsurer any premiums and other consideration received by it in respect of any of the Insurance Policies. Furthermore, with respect to any such remittance the Company shall also promptly furnish Reinsurer with appropriate information pertaining thereto to the extent the Company has such information (e.g. the nature of the payment, source of funds, Insurance Policy identification and period or periods to which it relates and any special rates or instructions accompanying same). Upon execution hereof, the Reinsurer shall assume the responsibility for billing and collecting premiums.

         As consideration for the assumption of the Policy Liabilities by the Reinsurer, the Company (i) shall transfer to the Reinsurer admitted assets having a value equal to the Company's net unearned premium reserve and loss and loss adjustment expenses reserves (including losses that have been incurred but not reported), if any, attributable to the Insurance Policies, determined in accordance with statutory accounting principles as prescribed or permitted by the Connecticut Insurance Department, consistently applied, determined as of the Effective Date, and (ii) does hereby assign to the Reinsurer, pursuant to
Article 7 hereof, its rights under all Retrocession Agreements.

         Settlements of amounts due pursuant to this Article 8 shall occur on the Effective Date.

                                   ARTICLE 9

                                    REPORTS

         Within 30 days after the end of each calendar quarter, the Reinsurer shall furnish to the Company reports of transactions relating to the Insurance Policies for said quarter, including all losses and allocated loss adjustment expenses reserved, paid, and outstanding, and such other information in such form as is reasonably requested by the Company. The Reinsurer shall prepare at its expense and shall furnish to the Company such information and details or transactions relating to the Insurance Policies as may be reasonably necessary for the Company to prepare its financial statements and tax returns and to comply with the requirements of the regulatory authorities having jurisdiction over the Company. The Reinsurer shall provide the Company and its representatives with continuing access as the Company may reasonably request to the books, records and personnel of the Reinsurer relating to this Agreement, and any administrator appointed by the Reinsurer, with respect to the Insurance Policies and the administration thereof by the Reinsurer, such access to be during regular business hours and upon reasonable notice.

                                   ARTICLE 10

                              ERRORS AND OMISSIONS

         Any inadvertent neglect, delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such neglect, delay, omission or error had not been made, providing such neglect, delay, omission or error is rectified as soon as reasonably practicable after discovery and will not prejudice the other party.

                                   ARTICLE 11

                               BOOKS AND RECORDS

         The Company shall transfer to the Reinsurer, or any administrator appointed by the Reinsurer, the originals or copies of all books, records and papers of the Company in its possession in connection with the Insurance Policies, provided that the Reinsurer shall not destroy any such documents without at least 30 days' written notice to the Company, during which time the Company shall have the right to take possession of such documents.

                                   ARTICLE 12

                               DISPUTE RESOLUTION

         As a condition precedent to any right of action hereunder, if any dispute shall arise between the Company on the one hand and Reinsurer on the other hand, with reference to the interpretation or performance of this Agreement, including the formation or validity thereof, or their rights with respect to any transaction involved, whether such dispute arises before or after the termination of this Agreement, such dispute, upon the written request of either party, shall be submitted for resolution by arbitration to be held in New York, New York. Within 30 days after receipt of such written request, each party shall select one arbitrator (for a total of two), and such selected arbitrators shall select a third arbitrator within 60 days after receipt of such written request for arbitration. If either party fails to select an arbitrator within such time period, the arbitrator that was timely selected by the other party shall serve as the sole arbitrator. If the two arbitrators fail to agree upon the selection of a third arbitrator within the time limit allowed, the third arbitrator shall be selected by the two arbitrators from a panel of five arbitrators proposed by the American Arbitration Association or, if the two arbitrators fail to agree upon a selection within 10 days, the third arbitrator shall be selected in accordance with the rules of the American Arbitration Association. All arbitrators shall be active or retired disinterested officers of a property and casualty insurance or reinsurance company. No arbitrator shall be or have been affiliated with or employed by any party hereto or their respective affiliates.

         The arbitrators shall interpret this Agreement as an honorable engagement and not merely as a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law and they shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language. The arbitration shall occur in a mutually acceptable location.

         The decision in writing of any two arbitrators, or of the sole arbitrator in the event of untimely appointment, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction, and an appeal of such award may be made upon the grounds provided for in the Federal Arbitration Act.

         Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. If the panel consists of only one arbitrator due to the failure to timely appoint a party arbitrator, each party shall pay one-half of the fees and expenses of such arbitrator.

                                   ARTICLE 13

                             INSOLVENCY PROVISIONS

         In the event of the insolvency of the Company, payments due the Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the policy or policies reinsured, without diminution because of the insolvency of the Company. It is agreed and understood, however, (i) that in the event of the insolvency of the Company, Reinsurer shall be given written notice of the pendency of a claim against the Company on any Insurance Policy within a reasonable time after such claim is filed in the insolvency proceeding and (ii) that, during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. Nothing in this Agreement shall give any insured or any other person any rights hereunder against Reinsurer with respect to any Insurance Policy reinsured hereunder or otherwise.

         It is further understood that any expense incurred by Reinsurer pursuant to the previous paragraph shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elects to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

         In the event of any insolvency of Reinsurer, all of the services performed by Reinsurer pursuant to Article 6 may, at the Company's sole option, be assumed by the Company or the Company's designee. Reinsurer shall cooperate fully in the transfer of services, and all books and records, to the Company or the Company's designee, so that the Company or its designee will be able to perform the services pursuant to Article 6 following the insolvency of Reinsurer without interruption.

         In the event of any such insolvency, Reinsurer will be responsible for all costs incurred in either restoring such services with the Company, or obtaining an alternative provider of the services with the Company's designee. In addition, the Company or its designee shall be entitled to reimbursement for all fees and expenses incurred in connection with the administration and servicing of the Insurance Policies, including all costs, expenses and attorneys' fees incurred in connection with the defense of any claims, lawsuits or actions made or brought against the Company, including, without limitation, punitive or exemplary damages or any damages, settlements, judgments or awards of any kind whatsoever arising out of the Company's handling of claims under the Insurance Policies.

                                   ARTICLE 14

                                 GOVERNING LAW

         This agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York (without regard to principles of conflicts of law which would apply the laws of any other jurisdiction).

                                   ARTICLE 15

                                  SEVERABILITY

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the Company and the Reinsurer each directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

                                   ARTICLE 16

                                 ASSIGNABILITY

         This Agreement may not be assigned by either party without the written consent of the other party, provided, however, that the Company may assign this Agreement to any other individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or United States Fire Insurance Company ("US Fire") without the consent of the Reinsurer, provided that such assignment will not release the Company of any of its obligations hereunder. This Agreement is not intended to confer any rights upon any person other than the parties hereto and US Fire and their respective successors and permitted assigns.

                                   ARTICLE 17

                    REINSURANCE CREDIT; REINSURANCE SECURITY

         SECTION 17.01 Notwithstanding any other provision of this Agreement to the contrary, if the Reinsurer becomes unauthorized in any applicable State or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for the Company to obtain full credit on its statutory annual statements for the reinsurance being provided under this Agreement, the Reinsurer shall establish on behalf of the Company such escrow accounts, trust accounts, letters of credit, premiums withheld by the Company, similar funds or a combination thereof as required by law to permit the Company to obtain full credit for such reinsurance in such jurisdiction upon the request of the Company. The Reinsurer will have the option of determining the method of funding to be utilized.

         SECTION 17.02 The Reinsurer shall promptly notify the Company of any loss of license or authorization or other change or condition which, in the reasonable judgment of the Reinsurer may affect the ability of the Company to obtain credit for such reinsurance.

                                   ARTICLE 18

                                    NOTICES

        Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

        If to the Company, to:

        Transnational Insurance Company
        c/o United States Fire Insurance Company
        P.O. Box 1973
        305 Madison Avenue
        Morristown, New Jersey 07960-1973
        Attention: Mary Jane Robertson

        Facsimile: 973-490-6612

        with a copy to:

        Shearman & Sterling
        Commerce Court West
        199 Bay Street
        Suite 4405, P.O. Box 247
        Toronto, Ontario MSL lE8
        Attention: Brice T. Voran
        Facsimile: (416) 360-2958

        If to the Reinsurer, to:

        PXRE Reinsurance Company
        399 Thornhall Street, 14th Floor
        Edison, New Jersey 08837
        Attention: Chief Financial Officer
        Facsimile: (732) 906-9157

        with a copy to:

        Morgan Lewis Bockius LLP
        101 Park Avenue
        New York, New York 10078

        Attention: F. Sedgwick Browne
        Facsimile: (212) 309-6273

        Any party may, by notice given in accordance with this Article 18 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

                                   ARTICLE 19

                                   AMENDMENTS

        This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the parties hereto.

                                   ARTICLE 20

                                ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or therein.

                                   ARTICLE 21

                                  COUNTERPARTS

        This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have entered into this Quota Share Agreement as of the date first written above.

                                         TRANSNATIONAL INSURANCE COMPANY

                                         By  JAMES F. DORE
                                             ---------------------------
                                             Name: James F. Dore
                                             Title: Chief Financial Officer and
                                                    Executive Vice President



                                         PXRE REINSURANCE COMPANY

                                         By  GORDON FORSYTH, III
                                             ---------------------------
                                             Name: Gordon Forsyth, III
                                             Title: Executive Vice President

                              ASSUMPTION AGREEMENT


     THIS ASSUMPTION AGREEMENT (the "Agreement") is entered into as of November 30, 2000 between Transnational Insurance Company, a Connecticut corporation (the "Company"), and PXRE Reinsurance Company, a Connecticut corporation (the "Assuming Company").

     WHEREAS the Company has adopted a plan of complete liquidation pursuant to which Assuming Company will assume all of the outstanding insurance policies of the Company and receive distributions of all of the assets and other liabilities of the Company, such that the Company shall retain only the minimum capital surplus needed to maintian its charter, insurance licenses and surplus lines authorizations, in a tax-free liquidation pursuant to Section 332 of the Internal Revenue Code.

     NOW, THEREFORE, IN CONSIDERATION OF the foregoing premises and the mutual convenats and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Assumption. Assuming Company agrees to assume, and hereby does assume, all of the liabilities of the Company existing immediately prior to the Closing and all liabilities incurred by the Company after the Closing which arise out of activities of the Company prior to the Closing or out of activities of any affiliate of the Company prior to the Closing, in each case whether matured or unmatured, inchoate or choate, and whether known or unknown to Assuming Company or the Company as of the date hereof, but excluding (i) liability of the Company arising from the actions or ommissions of United States Fire Insurance ("US Fire"), or actions or omissions taken or made by Assuming Company or the Company at the request of US Fire or with US Fire's consent in connection with the change of control of the Company, as further provided in the Stock Purchase Agreement dated as of October 5, 2000 between Assuming Company and US Fire and
(ii) any liability for any agreement or policy of insurance or indemnity, or any agreement or treaty of reinsurance, including, without limitation, all binders, certificates, quotes, declarations, surety bonds, performance bonds, or other bonds (each an "Insurance Policy" and collectively, the "Insurance Policy"), which liability is the subject of the Reinsurance Agreement dated the date hereof between the Company and Assuming Company (the liabilities assumed but not excluded, the "Assumed Liabilities"). Assuming Company assumes and accepts all of the Assumed Liabilities subject to any and all defenses, setoffs and counterclaims to which the Company would be entitled with respect of such Assumed Liabilities against third parties, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs or counterclaims are waived by execution of this Agreement or the consummation of the transactions contemplated hereunder, that on the date hereof Assuming Company shall be fully subrogated to all defenses, offsets and counterclaims and that

Assuming Company shall have the ability to contest, in good faith, any claim or liability asserted in respect of any Assumed Liability by any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (a "Person") other than US Fire or the Company, so long as Assuming Company's contest of any such claim does not result in a claim of liability or any security interest, pledge, mortage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferrential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership against US Fire, the Company or any of their respective assets and properties.

     2. Cooperation. The Company shall cooperate fully with Assuming Company in effecting the transactions contemplated by this Agreement, including, without limitation, executing and delivering all books, records, files, papers, tapes, microfilms, electronic storage media and any other documents (each a "Document" and, collectively, the "Documents") reasonably determined to be necessary by Assuming Company. The Company and Assuming Company shall, whenever and as often as reasonably requested to do so by the other party, do such other and further acts, execute, acknowledge and deliver such Documents and instruments, approvals or consents as are necessary or proper in order to complete, insure and perfect the transactions contemplated hereby, including, without limitation, giving the other parties prompt notice of any matter which such parties believes materially affects the Assumed Liabilities or the obligations of the parties thereto.

     3. Governing Law. This Agreement shall be governend by the laws of the State of New York applicable to contracts made and performed in such State without giving effect to any conflict of laws principals that would apply the laws of any other jurisdiction.

     4. Amendment; Assignment. The provisions of this Agreement may not be amended, waived or modified unless such amendment, waiver or modification is in writing and signed by the parties hereto. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Assuming Company and the Company (which consent may be granted or withheld in the sole discretion of Assuming Company or the Company); provided, however, that the Company may assign this Agreement to any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or US Fire without the consent of Assuming Company provided that such assignment wlll not release the Company of any of its obligations hereunder.

     5. Captions. The captions inserted herein are only for the convenience of reference of the parties and are in no way intended to modify, alter, define or interpret the obligations of the parties set forth in this Agreement.

     Nothing expressed or implied in this Assumption Agreement is intended to confer upon any Person, other than Assuming Company, US Fire, the Company and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Assumption Agreement.

     This Assumption Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     6. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by fax, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties addressed as follows:


     (a) if to the Company or its successor:

               Transnational Insurance Company
               c/o United States Fire Insurance Company
               P.O. Box 1973
               305 Madison Avenue
               Morristown, New Jersey 07960-1973

               Fax: (973) 490-6612
               Attention: Mary Jane Robertson

           with a copy to:

               Shearman & Sterling
               Commerce Court West
               199 Bay Street, Suite 4405
               Toronto, Ontario M5L 1E8

               Fax: (416) 360-2958
               Attention: Brice T. Voran

     (b) if to Assuming Company:

               PXRE Reinsurance Company
               399 Thornhall Street, 14th Floor
               Edison, New Jersey 08837

               Fax: (732) 906-9157
               Attention: James F. Dore

           with a copy to:

               Morgan Lewis & Bockius LLP
               101 Park Avenue
               New York, New York 10178

               Fax: (212) 309-6273
               Attention: F. Sedgwick Browne

Either party may change the address to which notices and other Documents are to be sent to it, by notice to the other party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed on their behalf by their duly authorized officers as of the date first written above.



                                       TRANSNATIONAL INSURANCE COMPANY


                                       By:       James F. Dore
                                          --------------------------------------
                                          Name:  James F. Dore
                                          Title: Chief Financial Officer and
                                                 Executive Vice President




                                       PXRE REINSURANCE COMPANY


                                       By:       Gordon Forsyth, III
                                          --------------------------------------
                                          Name:  Gordon Forsyth, III
                                          Title: Executive Vice President